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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

    Freeman                         Joseph                 J.
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   (Last)                           (First)             (Middle)

     c/o LRF Investments, Inc.
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                                    (Street)
    60 Wells Avenue
    Newton                            MA                 02459
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Hanover Capital Mortgage Holdings, Inc.
     HCM

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3.   IRS or Social Security Number of Reporting Person, (Voluntary)



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4.   Statement for Month/Year

     August, 1999

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

          --------------------------
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                      3.            3.           Disposed of (D)                 Securities     Form:     7.
                                      Transaction   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Date          Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    (Month/       (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                      Day/         ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)         Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock                                                                                     3,000              D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                    5.                              7.                            ative     Deriv-   11.
                 sion                       Number of                       Title and Amount              Secur-    ative    Nature
                 or                         Derivative    6.                of Underlying         8.      ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities           Price    Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)      of      ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   ----------------     Deriv-   Owned     (D) or   Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)                Amount  ative   at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------                or      Secur-  of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-                Number  ity     Month     (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion                   of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)   (D)    cisable  Date     Title         Shares  5)      4)        4)       4)
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

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Stock Option *  16.625                                                      Common
                                                                            Stock         2,000           2,000     D
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Stock Option **  4.625    8/29/99   A         2,000       8/29/99  8/28/09  Common Stock  2,000           2,000     D
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



Explanation of Responses:

     * Options vest immediately and expire on October 16, 2007
    ** Options vest and are exercisable immediately and expire one day less than ten years from grant date.

          /s/ Joseph J. Freeman                                 9/10/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1474 (7-96)